EXHIBIT 99.1

Team, Inc. Announces Change in Fiscal Year End

SUGAR LAND, Texas, Nov. 10, 2015 (GLOBE NEWSWIRE) -- Team, Inc. (NYSE:TISI) ("Team") today announced that its Board of Directors has approved a change in Team's fiscal year end from May 31 to December 31. This change in fiscal year end from May 31 to December 31 is being made to better align Team's reporting calendar with other NYSE listed companies.

  Team's next fiscal year will end on December 31, 2015, resulting in a 7-month transition period from June 1, 2015 to December 31, 2015. Team will report one-time, 7-month transitional financial statements for the period from June 1, 2015 through December 31, 2015 in March 2016.

  While optional, Team will provide its normally scheduled interim financial results for the second quarter period ending November 30, 2015 in January 2016.

  Team will provide recasted historical financial information in the first quarter of 2016 to assist investors in evaluating the impact the change in fiscal year will have on the previously reported quarterly and annual operating results for the years ending December 31, 2014 and 2015.

About Team, Inc.

Headquartered near Houston, Texas, Team Inc. is a leading provider of specialty industrial services, including inspection and assessment, required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services in over 150 locations throughout the world. Team's common stock is traded on the New York Stock Exchange under the ticker symbol "TISI".

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the company, whether as a result of new information, future events or otherwise.

CONTACT: Greg L. Boane (281)588-3341